Exhibit 99.2
Thank you, Ann, and good afternoon everyone.
We are pleased to announce this afternoon that we have entered into a definitive purchase agreement with Liberty Media Corporation to purchase On Command for a total purchase price of $380 million.
As set forth on the Slide 2 posted on our Website, the Transaction has a strong strategic rationale, is on what we believe are attractive financial terms and conditions, and should have strong financial implications for growth in Adjusted Operating Cash Flow, Free Cash Flow and Cash Earnings Per Share.
As we reviewed at our last earnings conference call, our Growth Strategy is centered on the concept of Expanding Networks and Integrating Solutions. Slide 3 summarizes this concept which centers on expanding our room base in markets such as hotels, healthcare facilities and travel centers, and operating multiple networks within such markets to provide new revenue-enhancing solutions. Our product line has grown from basic cable and interactive television to include the installation of IP-based networks, which will only be enhanced with our pending acquisition of StayOnline. And lastly, our strategy involves a focus on integrating new and expanded solutions into our broadband networks to create new revenue streams and make us a more valuable partner for our lodging and healthcare facilities.
The On Command acquisition drives that strategy in a variety of ways as you can see on Slide 4.
•	It expands our primary room base to 1.8 million rooms and adds relationships with many new and leading hotel organizations.

•	Second, we believe it increases our ability to create new revenue streams.

•	Based on the increased scale, we believe that we can better deliver new content to the guest room from family and niche programming to time-shifted content which is now being made available over the Internet.

•	We believe it also will enhance our ability to capitalize on new advertising revenues that have, to date, played a limited roll within the industry. This includes the concept of driving revenue from local tourist information, to convention-based information and advertising, to ad insertions into propriety and cable television channels.
•	And by combining the talents of our two organizations, we believe we can deliver on the evolving needs of our customers not only faster, but with better and more cost-effective technologies and solutions that are specifically designed to meet the need of hoteliers.

•	We are also dedicated to bringing new value to the hotel industry through more powerful brand-marketing applications, and the delivery of IP and other innovative guest connectivity solutions.

•	Lastly, the transaction should provide significant synergies as we eliminate duplicative costs throughout the combined organization, and are able to enhance our combined resources for technology development.
This is obviously a business we know very well, having served the industry for more than 25 years. We are highly confident that we can effectively integrate the two organizations and their respective platforms, and manage the larger organization to the benefit of our customers, employees and our shareholders.

Slide 5 highlights some of the many positive attributes of the On Command room base. Their 830,000 rooms are primarily located within the United States with about 90,000 rooms located in Canada and 20,000 rooms in Mexico. As a comparison, we presently have 60,000 rooms in Canada and no presence in Mexico. On Command’s room base also skews more toward the luxury and upper market brands than our existing base, with approximately 70% of their rooms being within these two highly desirable market segments. Their largest customer is the Marriott organization, but they also have significant relationships with the Intercontinental, Hyatt and other key hotel organizations. And, as is the case with our room base, they are about 70% penetrated with a digital content storage platform, and have little to no penetration of their room base with their own high-speed Internet access service, which presents an additional opportunity for our StayOnline acquisition.
Slide 6 indicates our basis for believing that the combination will result in significant synergies. Our combined proforma revenues this year will exceed $500 million and our combined proforma Adjusted Operating Cash Flow will put us in the $160 million range. As separate organizations we are collectively spending approximately $125 million on Operating Expenses and therefore believe we can realize cost synergies of between 10% to 12% of that amount within the first 12 to 24 months.
The principal terms of the agreement are highlighted on Slide 7:
•	The transaction is structured as the purchase of all of the capital stock of Ascent Entertainment Group — the owner of 100% of the capital stock of On Command.

•	No debt other than normal trade payables is being assumed.

•	The purchase price will be paid at closing by the issuance of 2,050,000 shares of LodgeNet common stock and $332 million in cash. This will give Liberty a 9.9% ownership interest in our

Company at Closing, which we believe is a solid endorsement of the transaction.

•	From a financing perspective, Bear Stearns and Credit Suisse have issued a firm commitment to fund the cash portion of the transaction.

•	We have also entered into a Shareholder’s Agreement with Liberty that provides, among other things, for a standstill for 18 months following the closing of the transaction, an agreement to vote their shares during this time in the same proportion as our other shareholders vote their shares, and for registration rights after the 18 month period.

•	In addition, we have accepted an offer from PAR Capital Management, one of our longest and largest shareholders, for an additional strategic investment in our Company. At Closing of the transaction, PAR will purchase an additional one million common shares at $23.35 per share to further support our capital structure. This will increase PAR’s interest in our Company to 9.9%.

•	The Closing of the transaction is naturally subject to customary closing conditions, which we believe will be satisfied sometime mid-next year.
I would like to turn the call over to Gary Ritondaro to review some of the financial aspects of the Transaction and resulting capital structure.

Thank you, Scott.
As you can see on Slide 8, we believe the purchase is being consummated on attractive financial terms. The $380 million purchase price equates to approximately $455 per room as compared to our current implied value of $670 per room based on a LodgeNet share price of $23.35. And, on an Adjusted Operating Cash Flow multiple basis, the $380 million purchase price equals about a 6.5 times multiple of On Command’s projected 2006 Adjusted Operating Cash Flow versus our current trading multiple of approximately 7 times. If you take into consideration our targeted 10 to 12 percent cost synergies which we believe we will be able to realize over the next 12 to 24 months, the purchase price multiple drops to around the 5.2 times range.
We also believe the purchase will produce attractive incremental cash flow and earnings for our Company. Slide 9 shows our expectations. The left hand graph presents total free cash flow after all growth-related capital expenditures. For 2007, we expect the proforma results to be neutral to slightly positive; however thereafter, we expect free cash flow be to significantly accretive.
As you know, in any transaction such as this, substantial non-cash expenses are incurred. The right hand graph shows the potential cash earnings per share exclusive of depreciation and amortization. The proforma level for both 2007 and 2008 will increase significantly over our standalone outlook.
And lastly, on Slide 10, we show the resulting debt leverage statistics. Even though we will be borrowing an incremental $350 to effectuate the purchase and pay transactional costs, our debt to Adjusted Operating Cash Flow leverage will remain below 4 times and the interest coverage ratio will be within a very acceptable range. And please remember, we have decreased the leverage on our Company from around 5 times in the 1998 to below 3 times this year. So, we know how to operate this business to drive free cash flow and decrease leverage.
We remain committed to our disciplined financial approach to the business and believe that united these two companies will generate long-term value for our shareholders, our customers and our employees.
So with that, Operator, would you please explain the procedure for asking questions?